Exhibit 15.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-239409) on Form F-3 of our reports dated June 29, 2022, with respect to the consolidated financial statements of Takeda Pharmaceutical Company Limited and the effectiveness of internal control over financial reporting.

/s/KPMG AZSA LLC

Tokyo, Japan
June 29, 2022